SKILLZ ANNOUNCES NEW MULTI-YEAR STOCK GRANT FOR
FOUNDER AND CEO ANDREW PARADISE
September 20, 2021 – Skillz (NYSE: SKLZ) today announced a new multi-year performance stock unit grant (the “2021 Grant”) for Skillz Founder and CEO Andrew Paradise, based on his achievement of milestones related to the future market capitalization of Skillz. The 2021 Grant is structured to significantly enhance the Company’s market capitalization, and does not provide Mr. Paradise with any guaranteed or time-based compensation. Further, as described below, regardless of the Company’s revenue growth and performance, no portion of the 2021 Grant will vest unless, within the performance period, the market capitalization of the Company at least doubles from the Market Capitalization Baseline of approximately $4.7 billion.

Total Cumulative Number of Shares That May Be Earned	Market Capitalization Milestone (expressed as a multiple of the Market Capitalization Baseline)
4,029,885	2.0x
8,059,770	3.0x
12,089,655	4.0x
16,119,540	5.0x

The 2021 Grant was approved by the Board of Directors and granted by the Compensation Committee of the Board on September 14, 2021. The terms of the grant require that over the next seven years, Skillz’s market capitalization must meet or exceed the specified targets set forth above. Achieving the Market Capitalization Milestone means the Company’s market capitalization based on the trailing sixty trading day volume weighted average price (“VWAP”) exceeds the applicable multiple of the Company’s “Market Capitalization Baseline”, which is equal to the product of the Company’s trailing thirty trading day VWAP from the date of grant and the average number of outstanding shares during such thirty-trading day period.

In contemplation of the new grant, the Board of Directors of Skillz (the “Board”) formed a special committee comprising solely independent directors (the “Special Committee”). Some of the key considerations of the Special Committee were:
•The sole performance measure determining payout of the award is market capitalization, which is an objective and easily understood measure of overall shareholder value.
•In order to sustain the performance levels, the achievement of the relevant milestones are measured based on the volume weighted average price of the Company’s stock for the trailing sixty trading days.
•The seven-year performance period chosen by the committee aligns Mr. Paradise’s compensation with the returns horizon of other long-term shareholders and discourages excessive risk taking for short-term gains.
•Vesting is based entirely on Mr. Paradise’s achievement of performance objectives rather than his continued service with the Company.

•Given the multi-year performance period of the 2021 Grant, it is not expected that Mr. Paradise would be granted annual refresh equity awards until 2028 or the earlier achievement of all of the performance objectives of the 2021 Grant.

Under the terms, Mr. Paradise must remain in service as either CEO or Executive Chairman and Chief Product Officer at Skillz. The Board of Directors and the Special Committee were advised by an independent compensation consultant, Pearl Meyer & Partners LLC, and independent legal counsel, Sullivan & Cromwell LLP.
About Skillz Inc.
Skillz is the leading mobile games platform that connects players around the world in fair, fun, and meaningful competition. The Skillz marketplace expands the gaming ecosystem, helping developers share their art with the world and build multi-million dollar franchises by enabling social competition in their games. Leveraging its patented technology, Skillz hosts billions of casual esports tournaments for 30 million mobile players worldwide and distributes millions in prizes each month. The company is headquartered in San Francisco and backed by leading venture capitalists, media companies, and professional sports leagues and franchises. Skillz has earned recognition as one of Fast Company’s Most Innovative Companies, CNBC’s Disruptor 50, Forbes’ Next Billion-Dollar Startups, and the #1 fastest-growing company in America on the Inc. 5000. www.skillz.com
Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ from its expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions (or the negative versions of such words or expressions) are intended to identify such forward-looking statements.

These forward-looking statements involve significant risks and uncertainties that could cause the Company’s actual results to differ materially from those discussed in the forward-looking statements. Most of these factors are outside of the Company’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to, the ability of Skillz to: effectively compete in the global entertainment and gaming industries; attract and retain successful relationships with the third party developers that develop and update all of the games hosted on Skillz’s platform; comply with laws and regulations applicable to its business; and as well as other risks and uncertainties indicated from time to time in the Company’s SEC filings, including those under “Risk Factors” therein, which are available on the SEC’s website at www.sec.gov. Additional information will be made available in other filings that the Company makes from time to time with the SEC. In addition, any forward-looking statements contained in this press release are based on assumptions that the Company believes to be reasonable as of this date. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release or to reflect new information or the occurrence of unanticipated events, except as required by law.
Media Contact
pr@skillz.com
Source: Skillz Inc.